Exhibit 35.1

NISSAN MOTOR ACCEPTANCE CORPORATION

OFFICER’S CERTIFICATE

The undersigned, Kevin J. Cullum, President and Chief Executive Officer of NISSAN MOTOR ACCEPTANCE CORPORATION, a California corporation (the “Company”), does hereby certify, in his capacity as such corporate officer, as follows:

(1)    The undersigned has caused a review of the activities of the Company, in its capacity as Servicer, during the 12-month period ended March 31, 2019 (the “Reporting Period”), and of its performance pursuant to the Amended and Restated Transfer and Servicing Agreement, dated as of October 15, 2003, as amended and supplemented from time to time, (the “Agreement”), by and among the Company, as servicer, Nissan Wholesale Receivables Corporation II, as transferor, and Nissan Master Owner Trust Receivables, as issuer, to be conducted under his supervision; and

(2)    To the best of the undersigned’s knowledge, based upon such review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

This Officer’s Certificate is being furnished pursuant to Item 1123 of the Securities and Exchange Commission’s Regulation AB for publicly-issued asset-backed securities. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

IN WITNESS WHEREOF, I have set my hand effective as of the 27th day of June, 2019.

/s/ Kevin J. Cullum
Kevin J. Cullum
President and Chief Executive Officer